FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $0.37, ROAA OF 0.40% AND ROTCE OF 4.48% FOR 1Q 2020
Excluding non-GAAP adjustments, 1Q 2020 diluted EPS was $0.39, ROAA was 0.42% and ROTCE was 4.71%

NASHVILLE, TN, April 20, 2020 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $0.37 for the quarter ended March 31, 2020, compared to net income per diluted common share of $1.22 for the quarter ended March 31, 2019, a decrease of 69.7 percent. Excluding gains and losses on the sale of investment securities and ORE expense for the three months ended March 31, 2020 and 2019, net income per diluted common share was $0.39 in 2020, compared to $1.24 in 2019, a year-over-year decrease of 68.5 percent. Pinnacle also reported that based on an initial assessment of the impact of the pandemic to its loan portfolio, it increased its allowance for credit losses by $86 million during the first quarter of 2020. As a result, Pinnacle's allowance for loan losses to total loans increased to 1.09 percent of its loans at March 31, 2020.
"We have historically set high performing targets and executed with discipline," said M. Terry Turner, Pinnacle's president and chief executive officer. "2020 began in much the same way. Nevertheless, during the quarter, our primary focus became protecting our associates, clients, communities and shareholders from the rapidly progressing COVID-19 pandemic. Things like building on-balance sheet liquidity and significantly increasing our allowance for credit losses in response to potential impacts of the COVID-19 pandemic superseded previous operating plans and impacted operations. Even so, during the quarter we saw improvement on important initiatives like growing low cost core deposits, lowering our cost of funds and growing our fee income."

BALANCE SHEET GROWTH:
•Loans at March 31, 2020 were $20.4 billion, an increase of $2.2 billion from March 31, 2019, reflecting year-over-year growth of 12.2 percent. Loans at March 31, 2020 increased $609.0 million from Dec. 31, 2019, reflecting a linked-quarter annualized growth rate of 12.3 percent.
◦Average loans were $20.0 billion for the three months ended March 31, 2020, up $409.7 million from $19.6 billion for the three months ended Dec. 31, 2019, a linked-quarter annualized growth rate of 8.4 percent.
◦At March 31, 2020, the remaining discount associated with fair value accounting adjustments on acquired loans was $43.9 million, compared to $55.1 million at Dec. 31, 2019.
•Deposits at March 31, 2020 were a record $21.3 billion, an increase of $2.9 billion from March 31, 2019, reflecting year-over-year growth of 15.4 percent. Deposits at March 31, 2020 increased $1.2 billion from Dec. 31, 2019, reflecting a linked-quarter annualized growth rate of 22.8 percent.
◦Average deposits were $20.7 billion for the three months ended March 31, 2020, compared to $20.1 billion for the three months ended Dec. 31, 2019, a linked-quarter annualized growth rate of 12.0 percent.

◦Core deposits were $18.6 billion at March 31, 2020, compared to $16.3 billion at March 31, 2019 and $17.6 billion at Dec. 31, 2019. The linked-quarter annualized growth rate of core deposits in the first quarter of 2020 was 22.4 percent.
"Traditionally, our firm has produced outsized growth predicated on our unique ability to attract great bankers to our firm," Turner said. "There is no doubt that our significant growth in loans and core deposits during the first quarter was aided by client reactions to potential impacts of COVID-19. However, interim numbers during the quarter, prior to any recognizable impact of the pandemic, would suggest that our initiatives to produce meaningful growth, particularly in core deposits, were yielding better than planned results."

PROFITABILITY:
•Return on average assets was 0.40 percent for the first quarter of 2020, compared to 1.38 percent for the fourth quarter of 2019 and 1.52 percent for the first quarter of 2019. First quarter 2020 return on average tangible assets amounted to 0.43 percent, compared to 1.48 percent for the fourth quarter of 2019 and 1.64 percent for the first quarter of 2019.
◦Excluding gains and losses on the sale of investment securities and ORE expenses for both 2020 and 2019, return on average assets was 0.42 percent for the first quarter of 2020, compared to 1.39 percent for the fourth quarter of 2019 and 1.55 percent for the first quarter of 2019. Likewise, excluding those same adjustments, the firm’s return on average tangible assets was 0.45 percent for the first quarter of 2020, compared to 1.49 percent for the fourth quarter of 2019 and 1.67 percent for the first quarter of 2019.
•Return on average common equity for the first quarter of 2020 amounted to 2.58 percent, compared to 8.78 percent for the fourth quarter of 2019 and 9.49 percent for the first quarter of 2019. First quarter 2020 return on average tangible common equity amounted to 4.48 percent, compared to 15.41 percent for the fourth quarter of 2019 and 17.60 percent for the first quarter of 2019.
◦Excluding gains and losses on the sale of investment securities and ORE expenses for both 2020 and 2019, return on average tangible common equity amounted to 4.71 percent for the first quarter of 2020, compared to 15.49 percent for the fourth quarter of 2019 and 17.91 percent for the first quarter of 2019.

"Profitability metrics were obviously influenced during the quarter by COVID-19 and its impact on our provision for loan losses," said Harold R. Carpenter, Pinnacle's chief financial officer. "The pandemic contributed to an incremental reserve build of approximately $86 million in the first quarter. On the other hand, we are pleased with our ongoing business flows as loan and deposit growth and fee revenues exceeded our expectations. Commercial loan growth is inclusive of approximately $257.4 million in increased commercial loan draw requests over the amounts at the end of the year. More importantly to our long-term strategic plans, deposit inflows were strong all quarter and we ended the quarter with almost $1.2 billion in deposit growth at March 31, 2020. Several fee categories increased meaningfully during the quarter as total noninterest income increased $10.9 million from the fourth quarter of 2019, or $10.5 million when excluding investment gains in each period."

MAINTAINING A STRONG BALANCE SHEET:
•Net charge-offs were $10.2 million for the quarter ended March 31, 2020, compared to $3.5 million for the quarter ended Dec. 31, 2019 and $3.6 million for the quarter ended March 31, 2019. Annualized net charge-offs as a percentage of average loans for the quarter ended March 31, 2020 were 0.20 percent, compared to 0.07 percent for the quarter ended Dec. 31, 2019 and 0.08 percent for the first quarter of 2019.

•Nonperforming assets increased to 0.48 percent of total loans and ORE at March 31, 2020, compared to 0.46 percent at Dec. 31, 2019 and decreased compared to 0.61 percent at March 31, 2019. Nonperforming assets were $98.2 million at March 31, 2020, compared to $91.1 million at Dec. 31, 2019 and $111.3 million at March 31, 2019.
•The classified asset ratio at March 31, 2020 was 12.0 percent, compared to 13.4 percent at Dec. 31, 2019 and 13.0 percent at March 31, 2019. Classified assets were $350.1 million at March 31, 2020, compared to $371.3 million at Dec. 31, 2019 and $306.8 million at March 31, 2019.
•The allowance for loan losses represented 1.09 percent of total loans at March 31, 2020, compared to 0.48 percent at Dec. 31, 2019 and 0.48 percent at March 31, 2019.
◦The ratio of the allowance for loan losses to nonperforming loans increased to 313.5 percent at March 31, 2020, from 153.8 percent at Dec. 31, 2019 and 90.7 percent at March 31, 2019. At March 31, 2020, purchased credit deteriorated loans of $10.2 million, which were recorded at fair value upon acquisition, represented 14.4 percent of the firm's nonperforming loans.
◦Provision for credit losses was $99.9 million in the first quarter of 2020, compared to $4.6 million in the fourth quarter of 2019 and $7.2 million in the first quarter of 2019.

"Net charge-offs increased by $6.6 million due in large part to a partial charge-off of one commercial credit which has been heavily impacted by the pandemic," Carpenter said. "Classified assets were actually down from Dec. 31, 2019 while nonperforming assets increased modestly during the quarter.
"We have been spending a great deal of time over the past few weeks addressing several focus segments within our loan portfolio that we believe are being the most impacted by COVID-19, namely hospitality, restaurants, retail and entertainment. We’ve also been working with borrowers who request payment deferrals as well as helping clients who are applying for loans under the SBA’s Paycheck Protection Program. We are in the initial stages of evaluating how meaningful the pandemic has been on the various segments of the economy where we have lending exposure. While loan losses will likely materialize, our reviews thus far give us confidence in the quality of our client selection processes and underwriting.
"Additionally, the implementation of CECL as of January 1, 2020, impacted our allowance for loan losses by 19 basis points on day one. Our CECL model is largely influenced by economic factors including most notably the anticipated national unemployment rate, GDP and other metrics. As a result of these deteriorating economic factors, as well as the usual matters impacting our provision, our provision for credit losses increased by $95.2 million in the first quarter of 2020."

REVENUES:
•Revenues for the quarter ended March 31, 2020 were $263.9 million, an increase of $10.3 million from the $253.6 million recognized in the fourth quarter of 2019 and up $25.6 million from the first quarter of 2019. This represents a year-over-year growth rate of 10.8 percent.
◦Revenue per fully diluted share was $3.47 for the three months ended March 31, 2020, compared to $3.32 for the fourth quarter of 2019 and $3.09 for the first quarter of 2019.
•Net interest income for the quarter ended March 31, 2020 was $193.6 million, compared to $194.2 million for the fourth quarter of 2019 and $187.2 million for the first quarter of 2019, a year-over-year growth rate of 3.4 percent. Net interest margin was 3.28 percent for the first quarter of 2020, compared to 3.35 percent for the fourth quarter of 2019 and 3.62 percent for the first quarter of 2019.

◦Included in net interest income for the first quarter of 2020 was $7.4 million of discount accretion associated with fair value adjustments, compared to $10.6 million of discount accretion recognized in the fourth quarter of 2019 and $9.7 million in the first quarter of 2019. There remains $43.9 million of purchase accounting discount accretion as of March 31, 2020.
•Noninterest income for the quarter ended March 31, 2020 was $70.4 million, compared to $59.5 million for the fourth quarter of 2019 and $51.1 million for the first quarter of 2019, a year-over-year growth rate of 37.8 percent.
◦Wealth management revenues, which include investment, trust and insurance services, were $16.6 million for the quarter ended March 31, 2020, compared to $12.4 million for the fourth quarter of 2019 and $11.7 million for the first quarter of 2019, a year-over-year increase of 42.4 percent.
◦Income from the firm's investment in BHG was $15.6 million for the quarter ended March 31, 2020, up 26.6 percent and 17.3 percent, respectively, compared to $12.3 million for the quarter ended Dec. 31, 2019 and $13.3 million for the quarter ended March 31, 2019.
◦Net gains on mortgage loans sold were $8.6 million during the quarter ended March 31, 2020, up 42.0 percent and 75.9 percent, respectively, compared to $6.0 million for the quarter ended Dec. 31, 2019 and $4.9 million during the quarter ended March 31, 2019.
◦Other noninterest income was $20.1 million for the quarter ended March 31, 2020, compared to $19.5 million for the quarter ended Dec. 31, 2019 and $14.6 million for the quarter ended March 31, 2019, a year-over-year increase of 37.2 percent. Contributing to the year-over-year increase were increases in credit card interchange fees, SBA loan fees, loan swap fees and the value of the firm's bank-owned life insurance policies.

"We are pleased with our net interest margin results in the first quarter, particularly after considering the impact of less discount accretion during the quarter ended March 31, 2020 when compared to the Dec. 31, 2019 quarter," Carpenter said. "We are also pleased with the actions of our relationship managers during the quarter as they were very proactive in lowering deposit rates throughout the quarter. In spite of those actions, core deposits continued to increase at a rapid pace throughout the quarter. During the quarter, we also began increasing our on-balance sheet liquidity position and anticipate further increasing our liquidity position during the second quarter. Obviously, this additional liquidity will have a dilutive impact on our net interest margin in 2020, but its impact on net interest income should be minimal.
"BHG is reporting 17.3 percent earnings growth year-over-year and 26.6 percent earnings growth over the fourth quarter of 2019. During the first quarter, and as BHG began preparing its balance sheet for the current economic climate, BHG elected to place less emphasis on its strategy of holding more loans on its balance sheet and opted to send more loans through its auction platform thus creating more operating revenues in the first quarter than it would have had otherwise. Furthermore, its first quarter earnings were negatively impacted by a significant increase in its reserves for its on-balance sheet loans and its reserves for loans that are subject to substitution losses through its network of community banks."

OTHER HIGHLIGHTS:
•The firm's efficiency ratio for the first quarter of 2020 increased to 52.04 percent, compared to 51.44 percent for the fourth quarter of 2019 and 47.86 percent in the first quarter of 2019. The ratio of noninterest expenses to average assets was 1.96 percent for the first quarter of 2020, compared to 1.88 percent in the fourth quarter of 2019 and 1.85 percent in the first quarter of 2019.
◦Excluding gains and losses on the sale of investment securities and ORE expenses for both 2020 and 2019, the efficiency ratio was 51.21 percent for the first quarter of 2020, compared to 51.14 percent for the fourth quarter of

2019 and 47.37 percent for the first quarter of 2019. Excluding ORE expense, the ratio of noninterest expense to average assets was 1.92 percent for the first quarter of 2020, compared to 1.86 percent for the fourth quarter of 2019 and 1.84 percent for the first quarter of 2019.
•Noninterest expense for the quarter ended March 31, 2020 was $137.3 million, compared to $130.5 million in the fourth quarter of 2019 and $114.1 million in the first quarter of 2019, reflecting a year-over-year increase of 20.4 percent. Excluding ORE expense, noninterest expense increased 18.6 percent over the first quarter of 2019.
◦Salaries and employee benefits were $80.5 million in the first quarter of 2020, compared to $81.4 million in the fourth quarter of 2019 and $70.4 million in the first quarter of 2019, reflecting a year-over-year increase of 14.4 percent.
•Included in salaries and employee benefits are costs related to the firm’s annual cash incentive plan. Incentive costs for this plan amounted to $4.7 million in the first quarter of 2020, compared to $10.9 million in the fourth quarter of 2019 and $6.3 million in the first quarter of last year.
•The effective tax rate for the first quarter of 2020 was a benefit of 6.2 percent, compared to expense of 18.9 percent for the fourth quarter of 2019 and 19.7 percent for the first quarter of 2019. The effective tax rate in the first quarter of 2020 was impacted by the tax benefit related to provision expense associated with the COVID-19 pandemic.
•During the first quarter of 2020, the firm acquired 1.0 million shares of its common stock in open market transactions pursuant to its previously announced share repurchase program, at an average price of $50.01. Since the announcement of the repurchase program, the number of shares acquired has been 2.5 million at an average price of $52.66. The Firm's last transaction to repurchase shares of its common stock was on March 19, 2020, and the company has suspended its share repurchase program at this time.

"Expenses increased in the first quarter of 2020 due in large part to a $5.2 million increase in other noninterest expense attributable to the impact of COVID-19 to our off-balance sheet reserves, primarily for unfunded lines of credit," Carpenter said. "These increases were offset by decreases in salaries and benefits, primarily due to reductions in incentive accruals.
"As we consider expense run rates going into the remainder of 2020, we have eliminated much of our 2020 hiring plan to consider only staffing of our Atlanta buildout, key revenue producer adds in our other markets as well as critical operational positions. We believe our 2020 annualized expense growth will be in the low to mid-single digit percentage increases in comparison to 2019. We are also reducing our targeted cash incentive award for 2020 to a payout of approximately 50 percent. We will continue to evaluate our incentive accruals throughout the year."

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on April 21, 2020, to discuss first quarter 2020 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2019 deposit data from the FDIC. Pinnacle earned a spot on FORTUNE’s 2019 list of the 100 Best Companies to Work For® in the U.S., its third consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For seven years in a row.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $29.3 billion in assets as of March 31, 2020. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 12 primarily urban markets in Tennessee, the Carolinas, Virginia and Georgia.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) the effects of the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (iii) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (iv) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the historical growth rate of its, or such entities', loan portfolio; (v) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (vi) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (vii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (viii) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina and Virginia,  particularly in commercial and residential real estate markets; (ix) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (x) the results of regulatory examinations; (xi) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xiii) BHG's ability to profitably grow its business and successfully execute on its business plans; (xiv) risks of expansion into new geographic or product markets including the recent expansion into the Atlanta, Georgia metro market; (xv) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xvi) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xvii) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xviii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xix) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xx) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxi) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients;  (xxii) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxiii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxiv) the availability of and access to capital; (xxv) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxvi) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted share, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, the charges associated with Pinnacle Financial's branch rationalization project, the sale of the remaining portion of Pinnacle Bank's non-prime automobile portfolio and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude expenses associated with Pinnacle Bank's merger with BNC. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2020 versus certain periods in 2019 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(dollars in thousands)
	March 31, 2020	December 31, 2019	March 31, 2019
ASSETS
Cash and noninterest-bearing due from banks	$181,088	$157,901	$167,181
Restricted cash	243,313	137,045	101,367
Interest-bearing due from banks	598,084	210,784	210,389
Federal funds sold and other	1,883	20,977	6,560
Cash and cash equivalents	1,024,368	526,707	485,497

Securities available-for-sale, at fair value	3,030,564	3,539,995	3,250,006
Securities held-to-maturity (fair value of $1.1 billion, net of allowance for credit losses of $148,000 at March 31, 2020, $201.2 million and $199.0 million at March 31, 2020, Dec. 31, 2019 and March 31, 2019, respectively)	1,059,257	188,996	194,043
Consumer loans held-for-sale	87,245	81,820	53,658
Commercial loans held-for-sale	6,850	17,585	14,456

Loans	20,396,853	19,787,876	18,174,906
Less allowance for credit losses	(222,465)	(94,777)	(87,194)
Loans, net	20,174,388	19,693,099	18,087,712

Premises and equipment, net	274,919	273,932	262,595
Equity method investment	285,671	278,037	239,861
Accrued interest receivable	82,198	84,462	79,594
Goodwill	1,819,811	1,819,811	1,807,121
Core deposits and other intangible assets	48,610	51,130	43,850
Other real estate owned	27,182	29,487	15,077
Other assets	1,343,117	1,220,435	1,024,388
Total assets	$29,264,180	$27,805,496	$25,557,858

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$4,963,415	$4,795,476	$4,317,787
Interest-bearing	4,025,382	3,630,168	3,170,570
Savings and money market accounts	8,144,409	7,813,939	7,349,496
Time	4,199,965	3,941,445	3,642,608
Total deposits	21,333,171	20,181,028	18,480,461
Securities sold under agreements to repurchase	186,548	126,354	100,698
Federal Home Loan Bank advances	2,317,520	2,062,534	2,121,075
Subordinated debt and other borrowings	669,658	749,080	484,703
Accrued interest payable	33,931	42,183	26,052
Other liabilities	338,224	288,569	288,930
Total liabilities	24,879,052	23,449,748	21,501,919
Preferred stock, no par value; 10.0 million shares authorized; no shares issued and outstanding	—	—	—
Common stock, par value $1.00; 180.0 million shares authorized; 75.8 million, 76.5 million and 77.1 million shares issued and outstanding at March 31, 2020, Dec. 31, 2019 and March 31, 2019, respectively	75,800	76,564	77,064
Additional paid-in capital	3,015,521	3,064,467	3,079,358
Retained earnings	1,168,301	1,184,183	914,545
Accumulated other comprehensive income (loss), net of taxes	125,506	30,534	(15,028)
Total stockholders' equity	4,385,128	4,355,748	4,055,939
Total liabilities and stockholders' equity	$29,264,180	$27,805,496	$25,557,858
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest income:
Loans, including fees	$236,420	$241,209	$229,379
Securities
Taxable	10,268	10,211	13,540
Tax-exempt	13,824	13,597	11,672
Federal funds sold and other	2,557	3,436	3,292
Total interest income	263,069	268,453	257,883

Interest expense:
Deposits	50,698	55,905	54,217
Securities sold under agreements to repurchase	115	131	145
FHLB advances and other borrowings	18,704	18,245	16,275
Total interest expense	69,517	74,281	70,637
Net interest income	193,552	194,172	187,246
Provision for credit losses	99,889	4,644	7,184
Net interest income after provision for credit losses	93,663	189,528	180,062

Noninterest income:
Service charges on deposit accounts	9,032	9,094	8,542
Investment services	9,239	6,581	5,468
Insurance sales commissions	3,240	2,017	2,928
Gains on mortgage loans sold, net	8,583	6,044	4,878
Investment gains (losses) on sales, net	463	68	(1,960)
Trust fees	4,170	3,835	3,295
Income from equity method investment	15,592	12,312	13,290
Other noninterest income	20,058	19,511	14,622
Total noninterest income	70,377	59,462	51,063

Noninterest expense:
Salaries and employee benefits	80,480	81,444	70,376
Equipment and occupancy	20,978	21,059	19,331
Other real estate, net	2,415	804	246
Marketing and other business development	3,251	4,298	2,948
Postage and supplies	1,990	2,407	1,892
Amortization of intangibles	2,520	2,896	2,311
Other noninterest expense	25,715	17,562	16,947
Total noninterest expense	137,349	130,470	114,051
Income before income taxes	26,691	118,520	117,074
Income tax (benefit) expense	(1,665)	22,441	23,114
Net income	$28,356	$96,079	$93,960

Per share information:
Basic net income per common share	$0.37	$1.26	$1.22
Diluted net income per common share	$0.37	$1.26	$1.22

Weighted average shares outstanding:
Basic	75,803,402	76,018,739	76,803,171
Diluted	75,966,295	76,398,982	77,127,692

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2020	2019	2019	2019	2019	2018
Balance sheet data, at quarter end:
Commercial and industrial loans	$6,752,317	6,290,296	6,002,285	5,795,107	5,419,520	5,271,420
Commercial real estate - owner occupied	2,650,170	2,669,766	2,595,837	2,624,160	2,617,541	2,653,433
Commercial real estate - investment	4,520,234	4,418,658	4,443,687	4,252,098	4,107,953	3,855,643
Commercial real estate - multifamily and other	550,338	620,794	669,721	709,135	693,652	655,879
Consumer real estate - mortgage loans	3,106,465	3,068,625	3,025,502	2,949,755	2,887,628	2,844,447
Construction and land development loans	2,520,937	2,430,483	2,253,303	2,117,969	2,097,570	2,072,455
Consumer and other	296,392	289,254	355,307	366,094	351,042	354,272
Total loans	20,396,853	19,787,876	19,345,642	18,814,318	18,174,906	17,707,549
Allowance for loan losses	(222,465)	(94,777)	(93,647)	(90,253)	(87,194)	(83,575)
Securities	4,089,821	3,728,991	3,583,119	3,447,834	3,444,049	3,277,968
Total assets	29,264,180	27,805,496	27,547,834	26,540,355	25,557,858	25,031,044
Noninterest-bearing deposits	4,963,415	4,795,476	4,702,155	4,493,419	4,317,787	4,309,067
Total deposits	21,333,171	20,181,028	20,000,677	19,449,383	18,480,461	18,849,107
Securities sold under agreements to repurchase	186,548	126,354	95,402	154,169	100,698	104,741
FHLB advances	2,317,520	2,062,534	2,052,548	1,960,062	2,121,075	1,443,589
Subordinated debt and other borrowings	669,658	749,080	750,488	464,144	484,703	485,130
Total stockholders' equity	4,385,128	4,355,748	4,294,630	4,176,361	4,055,939	3,965,940
Balance sheet data, quarterly averages:
Total loans	$20,009,288	19,599,620	19,216,835	18,611,164	17,938,480	17,630,281
Securities	3,814,543	3,662,829	3,507,363	3,412,475	3,302,676	3,148,638
Federal funds sold and other	807,796	717,927	802,326	530,556	469,909	645,644
Total earning assets	24,631,627	23,980,376	23,526,524	22,554,195	21,711,065	21,424,563
Total assets	28,237,642	27,604,774	27,134,163	25,915,971	25,049,954	24,616,733
Noninterest-bearing deposits	4,759,729	4,834,694	4,574,821	4,399,766	4,195,443	4,317,782
Total deposits	20,679,455	20,078,594	19,778,007	18,864,859	18,358,094	18,368,012
Securities sold under agreements to repurchase	141,192	109,127	134,197	117,261	109,306	119,247
FHLB advances	2,029,888	1,992,213	2,136,928	2,164,341	1,926,358	1,689,920
Subordinated debt and other borrowings	673,415	753,244	533,194	469,498	470,775	469,074
Total stockholders' equity	4,417,155	4,343,246	4,265,006	4,117,754	4,017,375	3,939,927
Statement of operations data, for the three months ended:
Interest income	$263,069	268,453	275,749	265,851	257,883	256,095
Interest expense	69,517	74,281	79,943	76,933	70,637	65,880
Net interest income	193,552	194,172	195,806	188,918	187,246	190,215
Provision for credit losses	99,889	4,644	8,260	7,195	7,184	9,319
Net interest income after provision for credit losses	93,663	189,528	187,546	181,723	180,062	180,896
Noninterest income	70,377	59,462	82,619	70,682	51,063	57,270
Noninterest expense	137,349	130,470	132,941	127,686	114,051	119,409
Income before taxes	26,691	118,520	137,224	124,719	117,074	118,757
Income tax (benefit) expense	(1,665)	22,441	26,703	24,398	23,114	23,439
Net income	$28,356	96,079	110,521	100,321	93,960	95,318

Profitability and other ratios:
Return on avg. assets (1)	0.40%	1.38%	1.62%	1.55%	1.52%	1.54%
Return on avg. common equity (1)	2.58%	8.78%	10.28%	9.77%	9.49%	9.60%
Return on avg. tangible common equity (1)	4.48%	15.41%	18.28%	17.74%	17.60%	18.14%
Dividend payout ratio (16)	14.61%	12.24%	12.31%	12.88%	13.39%	13.79%
Net interest margin (2)	3.28%	3.35%	3.43%	3.48%	3.62%	3.63%
Noninterest income to total revenue (3)	26.67%	23.44%	29.67%	27.23%	21.43%	23.14%
Noninterest income to avg. assets (1)	1.00%	0.85%	1.21%	1.09%	0.83%	0.92%
Noninterest exp. to avg. assets (1)	1.96%	1.88%	1.94%	1.98%	1.85%	1.92%
Efficiency ratio (4)	52.04%	51.44%	47.75%	49.19%	47.86%	48.25%
Avg. loans to avg. deposits	96.76%	97.61%	97.16%	98.66%	97.71%	95.98%
Securities to total assets	13.98%	13.41%	13.01%	12.99%	13.48%	13.10%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	March 31, 2020			March 31, 2019
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$20,009,288	$236,420	4.84%	$17,938,480	$229,379	5.28%
Securities
Taxable	1,924,629	10,268	2.15%	1,845,927	13,540	2.97%
Tax-exempt (2)	1,889,914	13,824	3.51%	1,456,749	11,672	3.87%
Federal funds sold and other	807,796	2,557	1.27%	469,909	3,292	2.84%
Total interest-earning assets	24,631,627	$263,069	4.41%	21,711,065	$257,883	4.94%
Nonearning assets
Intangible assets	1,870,063			1,852,451
Other nonearning assets	1,735,952			1,486,438
Total assets	$28,237,642			$25,049,954

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	3,745,280	8,467	0.91%	3,130,492	9,323	1.21%
Savings and money market	8,097,549	20,435	1.01%	7,539,052	26,336	1.42%
Time	4,076,897	21,796	2.15%	3,493,107	18,558	2.15%
Total interest-bearing deposits	15,919,726	50,698	1.28%	14,162,651	54,217	1.55%
Securities sold under agreements to repurchase	141,192	115	0.33%	109,306	145	0.54%
Federal Home Loan Bank advances	2,029,888	10,407	2.06%	1,926,358	9,963	2.10%
Subordinated debt and other borrowings	673,415	8,297	4.96%	470,775	6,312	5.44%
Total interest-bearing liabilities	18,764,221	69,517	1.49%	16,669,090	70,637	1.72%
Noninterest-bearing deposits	4,759,729	—	—	4,195,443	—	—
Total deposits and interest-bearing liabilities	23,523,950	$69,517	1.19%	20,864,533	$70,637	1.37%
Other liabilities	296,537			168,046
Stockholders' equity	4,417,155			4,017,375
Total liabilities and stockholders' equity	$28,237,642			$25,049,954
Net interest income		$193,552			$187,246
Net interest spread (3)			2.92%			3.22%
Net interest margin (4)			3.28%			3.62%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $7.0 million of taxable equivalent income for the three months ended Mar. 31, 2020 compared to $6.5 million for the three months ended Mar. 31, 2019. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended Mar. 31, 2020 would have been 3.22% compared to a net interest spread of 3.57% for the three months ended Mar. 31, 2019.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2020	2019	2019	2019	2019	2018
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	70,970	61,605	73,263	76,077	96,144	87,834
Other real estate (ORE) and other nonperforming assets (NPAs)	27,182	29,487	30,049	26,658	15,138	15,393
Total nonperforming assets	$98,152	91,092	103,312	102,735	111,282	103,227
Past due loans over 90 days and still accruing interest	$1,990	1,615	2,450	2,733	1,982	1,558
Accruing troubled debt restructurings (5)	$3,869	4,850	5,803	7,412	5,481	5,899
Accruing purchase credit impaired loans	$13,984	13,249	12,887	12,632	13,122	14,743
Net loan charge-offs	$10,155	3,515	4,866	4,136	3,565	5,729
Allowance for credit losses to nonaccrual loans	313.5%	153.8%	127.8%	118.6%	90.7%	95.2%
As a percentage of total loans:
Past due accruing loans over 30 days	0.17%	0.18%	0.24%	0.21%	0.22%	0.34%
Potential problem loans (6)	1.22%	1.39%	1.31%	1.21%	1.05%	1.00%
Allowance for loan losses (20)	1.09%	0.48%	0.48%	0.48%	0.48%	0.47%
Nonperforming assets to total loans, ORE and other NPAs	0.48%	0.46%	0.53%	0.55%	0.61%	0.58%
Classified asset ratio (Pinnacle Bank) (8)	12.0%	13.4%	13.5%	13.9%	13.0%	12.4%
Annualized net loan charge-offs to avg. loans (7)	0.20%	0.07%	0.10%	0.09%	0.08%	0.11%
Wtd. avg. commercial loan internal risk ratings (6)	45.0	44.9	45.3	44.9	44.9	44.4
		44.4	4.5	4.4	4.4	4.5
Interest rates and yields:
Loans	4.84%	5.00%	5.21%	5.22%	5.28%	5.22%
Securities	2.82%	2.85%	3.00%	3.20%	3.37%	3.22%
Total earning assets	4.41%	4.58%	4.78%	4.85%	4.94%	4.85%
Total deposits, including non-interest bearing	0.99%	1.10%	1.25%	1.25%	1.20%	1.08%
Securities sold under agreements to repurchase	0.33%	0.48%	0.45%	0.49%	0.54%	0.50%
FHLB advances	2.06%	2.10%	2.15%	2.14%	2.10%	2.18%
Subordinated debt and other borrowings	4.96%	4.04%	4.22%	5.34%	5.44%	5.33%
Total deposits and interest-bearing liabilities	1.19%	1.29%	1.40%	1.43%	1.37%	1.27%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	15.0%	15.7%	15.6%	15.7%	15.9%	15.8%
Common equity Tier one	9.4%	9.7%	9.6%	9.5%	9.4%	9.6%
Tier one risk-based	9.4%	9.7%	9.6%	9.5%	9.4%	9.6%
Total risk-based	12.8%	13.2%	13.2%	12.0%	12.0%	12.2%
Leverage	8.8%	9.1%	8.9%	9.1%	9.0%	8.9%
Tangible common equity to tangible assets	9.2%	9.6%	9.4%	9.4%	9.3%	9.1%
Pinnacle Bank ratios:
Common equity Tier one	11.0%	11.2%	11.1%	10.3%	10.4%	10.5%
Tier one risk-based	11.0%	11.2%	11.1%	10.3%	10.4%	10.5%
Total risk-based	12.2%	12.2%	12.1%	11.3%	11.4%	11.5%
Leverage	10.3%	10.5%	10.4%	9.8%	9.9%	9.8%
Construction and land development loans as a percentage of total capital (19)	84.2%	83.6%	79.9%	82.6%	84.1%	85.2%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	264.1%	268.3%	272.8%	288.9%	282.5%	277.7%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	March	December	September	June	March	December
	2020	2019	2019	2019	2019	2018

Per share data:
Earnings – basic	$0.37	1.26	1.45	1.31	1.22	1.24
Earnings - basic, excluding non-GAAP adjustments	$0.39	1.27	1.45	1.43	1.24	1.26
Earnings – diluted	$0.37	1.26	1.44	1.31	1.22	1.23
Earnings - diluted, excluding non-GAAP adjustments	$0.39	1.27	1.45	1.42	1.24	1.25
Common dividends per share	$0.16	0.16	0.16	0.16	0.16	0.16
Book value per common share at quarter end (9)	$57.85	56.89	55.97	54.29	52.63	51.18
Tangible book value per common share at quarter end (9)	$33.20	32.45	31.60	30.26	28.61	27.27
Revenue per diluted share	$3.47	3.32	3.64	3.39	3.09	3.19
Revenue per diluted share, excluding non-GAAP adjustments	$3.47	3.32	3.63	3.47	3.12	3.22

Investor information:
Closing sales price on last trading day of quarter	$37.54	64.00	56.75	57.48	54.70	46.10
High closing sales price during quarter	$64.03	64.80	61.14	59.23	59.55	61.04
Low closing sales price during quarter	$31.98	54.58	50.78	52.95	46.35	44.03

Other information:
Gains on residential mortgage loans sold:
Residential mortgage loan sales:
Gross loans sold	$286,703	322,228	302,473	291,813	193,830	236,861
Gross fees (10)	$9,490	9,953	9,392	8,485	5,695	6,184
Gross fees as a percentage of loans originated	3.31%	3.09%	3.11%	2.91%	2.94%	2.61%
Net gain on residential mortgage loans sold	$8,583	6,044	7,402	6,011	4,878	3,141
Investment gains (losses) on sales of securities, net (15)	$463	68	417	(4,466)	(1,960)	(2,295)
Brokerage account assets, at quarter end (11)	$4,000,643	4,636,441	4,355,429	4,287,985	4,122,980	3,763,911
Trust account managed assets, at quarter end	$2,714,582	2,942,811	2,530,356	2,425,791	2,263,095	2,055,861
Core deposits (12)	$18,604,262	17,617,479	17,103,470	16,503,686	16,340,763	16,489,173
Core deposits to total funding (12)	75.9%	76.2%	74.7%	74.9%	77.1%	79.0%
Risk-weighted assets	$24,600,490	23,911,064	23,370,342	22,706,512	22,001,959	21,137,263
Number of offices	111	111	114	114	114	114
Total core deposits per office	$167,606	158,716	150,030	144,769	143,340	144,642
Total assets per full-time equivalent employee	$11,422	11,180	11,217	11,241	10,997	10,897
Annualized revenues per full-time equivalent employee	$414.3	404.6	449.8	441.0	415.9	427.5
Annualized expenses per full-time equivalent employee	$215.6	208.1	214.8	216.9	199.0	206.2
Number of employees (full-time equivalent)	2,562.0	2,487.0	2,456.0	2,361.0	2,324.0	2,297.0
Associate retention rate (13)	93.5%	92.8%	93.2%	93.0%	92.8%	92.3%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended
(dollars in thousands, except per share data)	March	December	March
	2020	2019	2019

Net interest income	$193,552	194,172	187,246

Noninterest income	70,377	59,462	51,063
Total revenues	263,929	253,634	238,309
Less: Investment (gains) losses on sales of securities, net	(463)	(68)	1,960
Total revenues excluding the impact of adjustments noted above	263,466	253,566	240,269

Noninterest expense	137,349	130,470	114,051
Less: Other real estate (ORE) expense	2,415	804	246
Noninterest expense excluding the impact of adjustments noted above	134,934	129,666	113,805

Pre-tax income	$26,691	118,520	117,074
Provision for loan losses	99,889	4,644	7,184
Pre-tax pre-provision income	126,580	123,164	124,258
Adjustments noted above	1,952	736	2,206
Adjusted pre-tax pre-provision income(14)	$128,532	123,900	126,464

Noninterest income	70,377	59,462	51,063
Less: Investment (gains) and losses on sales of securities, net	(463)	(68)	1,960
Noninterest income excluding the impact of adjustments noted above	69,914	59,394	53,023

Efficiency ratio (4)	52.04%	51.44%	47.86%
Adjustments as noted above	(0.83)%	(0.30)%	(0.49)%
Efficiency ratio (excluding adjustments noted above)	51.21%	51.14%	47.37%

Total average assets	$28,237,642	27,604,774	25,049,954

Noninterest income to average assets (1)	1.00%	0.85%	0.83%
Adjustments as noted above	—%	—%	0.03%
Noninterest income (excluding adjustments noted above) to average assets (1)	1.00%	0.85%	0.86%

Noninterest expense to average assets (1)	1.96%	1.88%	1.85%
Adjustments as noted above	(0.04)%	(0.02)%	(0.01)%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.92%	1.86%	1.84%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended
(dollars in thousands, except per share data)	March	December	September	June	March	December
	2020	2019	2019	2019	2019	2018
Net income	$28,356	96,079	110,521	100,321	93,960	95,318
Investment (gains) losses on sales of securities, net	(463)	(68)	(417)	4,466	1,960	2,295
Sale of non-prime automobile portfolio	—	—	—	1,536	—	—
ORE expense (income)	2,415	804	655	2,523	246	(631)
Branch consolidation expense	—	—	—	3,189	—	—
Tax effect on adjustments noted above (18)	(510)	(192)	(62)	(3,062)	(577)	(435)
Net income excluding adjustments noted above	$29,798	96,623	110,697	108,973	95,589	96,547

Basic earnings per share	$0.37	1.26	1.45	1.31	1.22	1.24
Adjustment due to investment (gains) losses on sales of securities, net	—	—	(0.01)	0.06	0.03	0.03
Adjustment due to sale of non-prime automobile portfolio	—	—	—	0.02	—	—
Adjustment due to ORE expense (income)	0.03	0.01	0.01	0.04	—	—
Adjustment due to branch consolidation expense	—	—	—	0.04	—	—
Adjustment due to tax effect on adjustments noted above (18)	(0.01)	—	—	(0.04)	(0.01)	(0.01)
Basic earnings per share excluding adjustments noted above	$0.39	0.39	1.45	1.43	1.24	1.26

Diluted earnings per share	$0.37	1.26	1.44	1.31	1.22	1.23
Adjustment due to investment (gains) losses on sales of securities, net	—	—	(0.01)	0.06	0.03	0.03
Adjustment due to sale of non-prime automobile portfolio	—	—	—	0.02	—	—
Adjustment due to ORE expense (income)	0.03	0.01	0.01	0.03	—	—
Adjustment due to branch consolidation expense	—	—	—	0.04	—	—
Adjustment due to tax effect on adjustments noted above (18)	(0.01)	—	0.01	(0.04)	(0.01)	(0.01)
Diluted earnings per share excluding the adjustments noted above	$0.39	0.39	1.45	1.42	1.24	1.25

Revenue per diluted share	$3.47	3.32	3.64	3.39	3.09	3.19
Adjustments due to above noted adjustments	—	—	(0.01)	0.08	0.03	0.03
Revenue per diluted share excluding adjustments noted above	$3.47	3.32	3.63	3.47	3.12	3.22

Equity method investment (17)
Fee income from BHG, net of amortization	$15,592	12,312	32,248	32,261	13,290	17,936
Funding cost to support investment	2,122	2,345	2,366	2,399	2,379	2,354
Pre-tax impact of BHG	13,470	9,967	29,882	29,862	10,911	15,582
Income tax expense at statutory rates	3,521	2,605	7,811	7,806	2,852	4,073
Earnings attributable to BHG	$9,949	7,362	22,071	22,056	8,059	11,509

Basic earnings per share attributable to BHG	$0.13	0.10	0.29	0.29	0.10	0.15
Diluted earnings per share attributable to BHG	$0.13	0.10	0.29	0.29	0.10	0.15

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended
(dollars in thousands, except per share data)	March	December	March
	2020	2019	2019

Return on average assets (1)	0.40%	1.38%	1.52%
Adjustments as noted above	0.02%	0.01%	0.03%
Return on average assets excluding adjustments noted above (1)	0.42%	1.39%	1.55%

Tangible assets:
Total assets	$29,264,180	27,805,496	25,557,858
Less: Goodwill	(1,819,811)	(1,819,811)	(1,807,121)
Core deposit and other intangible assets	(48,610)	(51,130)	(43,850)
Net tangible assets	$27,395,759	25,934,555	23,706,887

Tangible equity:
Total stockholders' equity	$4,385,128	4,355,748	4,055,939
Less: Goodwill	(1,819,811)	(1,819,811)	(1,807,121)
Core deposit and other intangible assets	(48,610)	(51,130)	(43,850)
Net tangible common equity	$2,516,707	2,484,807	2,204,968

Ratio of tangible common equity to tangible assets	9.19%	9.58%	9.30%

Average tangible assets:
Average assets	$28,237,642	27,604,774	25,049,954
Less: Average goodwill	(1,819,811)	(1,830,370)	(1,807,121)
Average core deposit and other intangible assets	(50,252)	(38,746)	(45,330)
Net average tangible assets	$26,367,579	25,735,658	23,197,503

Return on average assets (1)	0.40%	1.38%	1.52%
Adjustment due to goodwill, core deposit and other intangible assets	0.03%	0.10%	0.12%
Return on average tangible assets (1)	0.43%	1.48%	1.64%
Adjustments as noted above	0.02%	0.01%	0.03%
Return on average tangible assets excluding adjustments noted above (1)	0.45%	1.49%	1.67%

Average tangible stockholders' equity:
Average stockholders' equity	$4,417,155	4,343,246	4,017,375
Less: Average goodwill	(1,819,811)	(1,830,370)	(1,807,121)
Average core deposit and other intangible assets	(50,252)	(38,746)	(45,330)
Net average tangible common equity	$2,547,092	2,474,130	2,164,924

Return on average common equity (1)	2.58%	8.78%	9.49%
Adjustment due to goodwill, core deposit and other intangible assets	1.90%	6.63%	8.11%
Return on average tangible common equity (1)	4.48%	15.41%	17.60%
Adjustments as noted above	0.23%	0.09%	0.31%
Return on average tangible common equity excluding adjustments noted above (1)	4.71%	15.49%	17.91%

Book value per common share at quarter end	$57.85	56.89	52.63
Adjustment due to goodwill, core deposit and other intangible assets	(24.65)	(24.44)	(24.02)
Tangible book value per common share at quarter end (9)	$33.20	32.45	28.61

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronovirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for loan losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per share computed by dividing total stockholders' equity by common shares outstanding. Tangible book value per share computed by dividing total stockholder's equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income and investment gains and losses on sales of securities.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate divided by the trailing 12-months fully diluted earnings per share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.